Exhibit 99.1

FOR IMMEDIATE RELEASE – August 7, 2003

Contacts:	Mr. William J. Jessie President and Chief Operating Officer (606) 929-1256

        Ashland, Kentucky – Kentucky Electric Steel, Inc. (the “Company”) today announced that it has entered into an amendment of the Asset Purchase Agreement, dated July 7, 2003, under which KES Acquisition Company, LLC (“KES Acquisition”) would purchase substantially all of the Company’s assets. The amendment provides that KES Acquisition will receive a $348,414 credit to the $2,998,414 purchase price at closing, so that the net purchase price to be paid by KES Acquisition is $2,650,000. The sale remains subject to approval by the Bankruptcy Court at a hearing to be held on August 14, 2003.

        As previously announced, the transaction is also subject to higher or better bids for the Company’s assets, which may be obtained at an auction to be held on August 13, 2003, pursuant to the approved Bankruptcy Court procedures. The Company has the right to accept a higher and better bid which might be received at the auction and terminate the Agreement with KES Acquisition, subject to payment of a break-up fee. Any competing bids must be submitted by August 11, 2003.

        The Company does not anticipate that any proceeds from the disposition of its assets to KES Acquisition will be distributed to its general unsecured creditors or its stockholders. The Company intends to promptly file a liquidating plan of reorganization.

        As previously reported, a shut down of the Company’s production facilities has been implemented and on February 5, 2003, the Company filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Kentucky with the stated intention to facilitate the orderly sale of its assets.

        This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to economic uncertainty, the effects of vigorous competition, the impact of technological change on the steel business, and regulatory risks.